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                                                                    Exhibit 4.2

                              EMPLOYMENT AGREEMENT



THIS AGREEMENT is made by and between MicroSignal, Inc., a Pennsylvania corporation, with its principal place of business at 345 Southpointe Boulevard Suite 110, Canonsburg, Pennsylvania (hereinafter "Company") and Matthew McConaghy, hereinafter ("Executive"), to be effective as of July 1, 2002 (the "Effective Date").

WHEREAS, the Executive's services are critical to the successful realization of the Company's current corporate goals and objectives; and

WHEREAS, the Company has determined that its interests would best be served by having the Executive to be employed by Company and to discharge his responsibilities in the best interests of the Company.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the Company and the Executive agree as follows:

1.1     EMPLOYMENT

     The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

1.2     TERM

     Subject to the provisions of Section 5, the term of the Executive's employment under this Agreement will be two years, beginning on the Effective Date and ending on the second anniversary of the Effective Date, unless terminated as provided herein, and continuing annually thereafter, unless Executive elects not to renew his employment, by providing ninety (90) days written notice before such anniversary of his intention not to renew.

1.3     DUTIES

     (A) The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors, and will serve as Chief Executive Officer and President of the Company for the initial two year term of this Agreement.

     (B) Executive's duties shall include overall direction and focus of the Company; technical and sales issues.

     (C) The Executive will devote his time, attention, skill, and energy to the business of the Company, will use his efforts to promote the success of the Company's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Company.

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     (D)  Nothing  in this Section 1.3, however, will prevent the Executive from engaging in additional activities in connection with personal investments, community and professional affairs that are not inconsistent with the Executive's duties under this Agreement.

     (E) If the Executive is a director of the Company or as a director or officer of any of its affiliates, the Executive will fulfill his duties as such director or officer without additional compensation.

2.1     BASIC  COMPENSATION

     (A)     Salary.     The  Executive  will  be  paid  an  annual  salary  of
$90,000.00, for the first year and $100,000 for the second year, subject to adjustment as provided below (the "Base Salary"), which will be payable in equal periodic installments according to the Company's customary payroll practices, but no less frequently than monthly. The Salary will be reviewed by the Board of Directors no less frequently than annually, and may be adjusted upward in the sole discretion of the Board of Directors, but in no event will the Salary be less than $90,000.00 per year.

     (B) Benefits. The Executive will, during his employment by Company, be permitted to participate in such pension, profit sharing, bonus, incentive, deferred compensation, life insurance of at least $1.5 million, hospitalization, major medical, dental, long term disability providing at least 60% Base Salary replacement through age 65 and other employee benefit plans of the Company that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans, and for this purpose, if the Executive is otherwise eligible to participate in one or more plans or programs in which participation is in the Company's discretion, the Executive shall not become ineligible to participate in any such plan or program because of the Company's exercise of its discretion (collectively, the "Benefits"). Further, the Company shall maintain directors and officers liability insurance and advance to the Executive the costs of defense of any lawsuit against him with respect to his service as director or officer. All business expenses shall be reimbursed within 30 days, Company shall provide Executive a Company credit card. The Company shall pay Executive's legal fees to negotiate employment documents and to enforce his rights unless in bad faith.

     (C) Stock. Company shall award Executive 200,000 shares of common stock. If, after the Effective Date, the Company issues any stock, common or preferred, or if any stock is purchased as the result of the exercise of a warrant, Executive shall be paid stock to establish or preserve Executive's ownership of the Company such that the Executive's ownership can not be diluted at a rate which is more than any shareholder.

2.2     INCENTIVE  COMPENSATION

     (A) As additional compensation (the "Incentive Compensation") for the services to be rendered by the Executive pursuant to this Agreement, the Company will pay the Executive with respect to each fiscal year during the Executive's employment, commencing on the Effective Date, an amount equal to 35 percent

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(35%)  of  the Executive's then current Base Salary and 100,000 shares of common stock for each $2,000,000 of gross sales. Additionally, the Company periodically shall issue to Executive 100,000 shares worth of common stock as incentive compensation for achievement of recognized milestones. Further, the Company agrees to continue negotiating with Executive a bonus Incentive Compensation (section 2.2) package, and have it amended to said contract, with a deadline of no later than November 29, 2002.

     (B) The Company will cause to be prepared, at its own expense and within a reasonable period of time after the end of each fiscal year during the term of this Agreement, unaudited financial statements showing the Company's gross sales as provided above. Subject to Section 6 below, the Executive will be paid the Incentive Compensation within one month after the end of the fiscal year to which the Incentive Compensation relates. If the Executive dies while eligible to receive said retention bonus, payment shall be made to his estate.

3.1     GENERAL

     The Company will furnish the Executive office space, equipment, supplies, and such other facilities and personnel, as the Company deems necessary or appropriate for the performance of the Executive's duties under this Agreement. The Company will pay the Executive's dues in such professional societies and organizations as the Chairman of the Board deems appropriate, and will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Company in the performance of the Executive's duties pursuant to this Agreement, and in accordance with the Company's employment policies, including reasonable expenses incurred by the Executive in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses. The Executive must file expense reports with respect to such expenses in accordance with the Company's policies. Further, the Company shall provide Executive a Company car of Executive's choosing and shall remit to him $750/month for vehicular expenses including, lease payments, insurance, maintenance and gasoline.

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4.1     VACATIONS  AND  HOLIDAYS

     The Executive will be entitled to three weeks paid vacation each calendar year in accordance with the vacation policies of the Company in effect for its executive officers from time to time. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Company's policies. Vacation days and holidays during any fiscal year that are not used by the Executive during such Fiscal Year may be used in any subsequent fiscal year.

5.1     EVENTS  OF  TERMINATION

     The Executive's employment, the Executive's Basic Compensation and Incentive Compensation, and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in this Section 5):

     (A)     upon  the  death  of  the  Executive;

     (B) upon the disability of the Executive (as defined in Section 5.2) upon not less than thirty days' prior written notice from either party to the other provided, however, that nothing herein shall constitute a waiver of Executive's rights under any State or Federal law governing the treatment of persons with a disability;

     (C) for cause (as defined in Section 5.3), upon not less than thirty days' prior written notice from the Company to the Executive, or at such later time as such notice may specify; or

     (D) for good reason (as defined in Section 5.4) upon not less than thirty days' prior notice from the Executive to the Company.

5.2     DEFINITION  OF  DISABILITY

     For purposes of Section 5.1, the Executive will be deemed to have a "disability" if, for physical or mental reasons, the Executive is unable to perform the Executive's duties under this Agreement for 180 consecutive days during any twelve-month period, as determined in accordance with this Section
5.2. The disability of the Executive will be determined by a medical doctor selected by written agreement of the Company and the Executive upon the request of either party by notice to the other. If the Company and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The determination of the medical doctor selected under this Section 5.2 will be binding on both parties. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead, under this
Section 5.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 5.2.

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If  the  Company's  disability  insurance  policy  shall certify the Executive's condition as a disability, then any determination under this Section notwithstanding, the Executive shall have a right to elect to have a condition declared a disability.

5.3     DEFINITION  OF  "FOR  CAUSE"

     (A)  For  purposes  of  Section  5.1,  the  phrase  "for  cause"  means:

     (i) willful or gross misconduct or willful or gross negligence in the performance of his duties for the Company;

     (ii) the intentional or habitual neglect of his duties for the Company (not resulting from physical or mental incapacity);

     (iii)the  theft  or  misappropriation  of  Company  funds;  or

     (iv) the  conviction  of  a  felony.

     (B) Notwithstanding Section 5.3(A), if the act or failure to act giving rise to the Executive's termination of employment pursuant to Section 5.3(A)(i) or (A)(ii) above is reasonably capable of being cured by the Executive, no termination of the Executive's employment with the Company shall be a termination for cause unless the Company provides written notice to the Executive of said act or failure to act and the Executive fails to cure said act or failure to act within thirty (30) days of said notice.

5.4     DEFINITION  OF  "FOR  GOOD  REASON"

     For purposes of Section 5.1, the phrase "for good reason" means any of the following:

     (A)  the  Company's  material  breach  of  this  Agreement;

     (B) the assignment of the Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date;

     (C) the relocation of the Company's principal executive offices outside the metropolitan Pittsburgh area without the Executive's consent; or

     (D) the requirement by the Company that the Executive be based anywhere other than the Company's principal executive offices, without the Executive's consent.

5.5     TERMINATION  PAY

     Effective upon the termination of this Agreement, the Company will be obligated to pay the Executive (or, in the event of his death, his designated

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beneficiary  as  defined below) such compensation as is provided in this Section
5.5. For purposes of this Section 5.5, the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Company from time to time or, if the Executive fails to give notice to the Company of such a beneficiary, the Executive's estate.

     (A)     Termination  by the Executive for Good Reason.     If the Executive
terminates  this  Agreement for good reason, the Company will pay the Executive:

     (i) three times the Executive's annual rate of base salary as of the date of his termination of employment with the Company (but not less than $270,000, i.e., three times his annual rate of base salary as of the Effective Date); plus

     (ii) three times the average cash distribution received by the Executive as Incentive Compensation for the last three (3) calendar years of his employment with the Company, or if three years have not transpired since the Effective Date, three times the average of all disbursements made to Executive as Incentive Compensation; plus

     (iii) any amount forfeited by the Executive under the Company's profit sharing or bonus plans.

     Such payment shall be paid to the Executive in a single cash payment on the first day of the calendar month next following his eligible termination of employment. If the Executive dies while eligible to receive said such payment, payment shall be made to his estate.

     (B) Termination by the Company for Cause. If the Company terminates this Agreement for cause, the Executive will be entitled to receive his Salary only through the date such termination is effective, but will not be entitled to any Incentive Compensation for the fiscal year during which such termination occurs or any subsequent Fiscal Year.

     (C) Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive's disability, as determined under
Section 5.2, the Company will pay the Executive his Salary through the remainder of the calendar month during which such termination is effective, or until the Executive is entitled to disability payments, whichever is longer.

     (D) Termination upon Death. If this Agreement is terminated because of the Executive's death, the Executive will be entitled to receive his Salary through the end of the calendar month in which his death occurs, and that part of the Executive's Incentive Compensation, if any, for the fiscal year during which his death occurs, prorated through the end of the calendar month during which his death occurs.

     (E) Benefits. If the Executive's employment with the Company is involuntarily terminated by the Company, for any reason other than termination for just cause, or if Executive terminates his employment for good reason, the Executive shall be entitled to the following:

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          (i)  continued  coverage  after  such termination of employment, at no direct cost to the Executive, under the Company's health plans (including any dental plans) for the Company's salaried employees as are in effect on the date of such termination of employment (or as they may be amended from time to time by the Company for all such salaried employees) until the earlier of two (2) years following such termination or his commencement of employment with another employer; provided, however, that in lieu of such continued coverage, the Company, in its sole discretion and with thirty (30) day's prior written notice to the Executive, may make a monthly cash payment to the Executive which is equal to the value of such coverage for such month for the period ending two (2) years following such termination or his commencement of employment with another employer, whichever is earlier;

          (ii) maintenance of the Company's keyman insurance policies on the Executive and conversion of the beneficiary of such policies from the Company to a beneficiary of Executive's designation; and

          (ii) outplacement counseling, at no direct cost to the Executive, with a party mutually agreeable to the Executive and the Company, to begin within one (1) month from the date of such termination of employment.

     (F) Golden Parachute. Notwithstanding anything to the contrary, if all or any portion of the payments or entitlement provided to the Executive pursuant to this Agreement, either alone or together with other payments or entitlement which the Executive has the right to receive from the Company, would constitute a parachute payment within the meaning of the Internal Revenue Code, then the amount of the payments or entitlement under this Agreement, or otherwise provided to the Executive, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Internal Revenue Code. The determination of any reduction to be made pursuant to this
Section 5.5 shall be made by the accounting firm that serves as the Company's principal independent auditors at the time the Executive's employment with the Company terminates or by any public accounting firm of national recognition mutually selected by the Executive and the Company.


5.6  SUCCESSOR  COMPANY

     (A) This Section shall apply in lieu of Sections 1 through 4 of this Agreement if:

               (i) the assets of the Company are sold within two years from the Effective Date;

               (ii) the Company determines its interests would best be served by the Executive's employment with the purchaser of said assets; and

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               (iii)  the  Executive  is  offered a position with said purchaser which is substantially similar in scope, responsibility, and direct compensation to his position with the Company as of the Effective date and its work location is within the metropolitan Pittsburgh area.

     (B)  If  the  Executive  accepts employment with said purchaser pursuant to
Section 5.6(A) above, the Company shall issue the Executive the payment in the amount and manner set forth in Section 5.5(A) of this Agreement and shall continue benefits in accordance with Section 5.5(E) if:

               (i) the Executive's employment with said purchaser is terminated before two (2) years from the Effective Date by said purchaser for any reason other than termination for cause; or

               (ii) the Executive's position with said purchaser ceases to be substantially similar in scope, responsibility, or base compensation to his position with the Company as of the Effective Date and the Executive voluntarily terminates his employment with the purchaser within sixty (60) days of said event; or

               (iii) said purchaser moves the Executive's work location out of the metropolitan Pittsburgh area and the Executive voluntarily terminates his employment with the purchaser within sixty (60) days of said event.

     (C) For purposes of Section (B) above, the term termination for cause shall have the same meaning as under Section 5.3 of this Agreement, but with said purchaser substituted for Company hereunder.

6.1     CONFIDENTIALITY

     During employment, the Executive shall not disclose to anyone outside of the Company, or not designated by it, any secret or confidential information or data relating to the Company and its business that is not public knowledge (excluding such information that became generally available to the public as a result of a disclosure by the Executive) unless such disclosure is made in the ordinary course of performing his duties with the Company, is made with the express written consent of the Company, or is ordered by a court of competent jurisdiction.

7.1     BINDING  EFFECT

     (A) This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred.

     (B) The Company shall require any successor of the Company (direct or indirect, by consolidation, liquidation, purchase of securities, acquisition of assets, or otherwise) to expressly assume and perform the Company's responsibilities and liability hereunder to the same extent that the Company would have been required to perform if no succession had taken place.

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7.2     NOTICES

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

     If  to  Company:    George  C.  Parks
                         831  W.  North  Ave.
                         Pittsburgh,  PA  15233-1689
                         Attention:  George  C.  Parks
                         Facsimile  No.:  412-231-4456


     If tothe Executive: Matthew  G.  McConaghy
                         305  Doubletree  Drive
                         Venetia,  PA  15367
                         Attention:  Matthew  G.  McConaghy
                         Facsimile  No.:  724-969-0991


     Copy  To:           Parrish  Law  Offices
                         Debra  M.  Parrish
                         615  Washington  Road  Ste  200
                         Mt.  Lebanon,  PA  15228-1909
                         412-561-6250  ofc.
                         412-561-6253  fax


     Copy  To:           Mintz  &  Fraade,  P.C.
                         Fred  Mintz
                         488  Madison  Avenue
                         New  York,  NY  10022
                         212-486-2500  ofc.
                         212-486-0701  fax


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7.3     ENTIRE  AGREEMENT:  AMENDMENTS

     This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

7.4     GOVERNING  LAW

     This Agreement will be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles.

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7.5     DISPUTES

     (A) Any dispute, controversy or claim arising out of or relating to this Agreement or to any breach or alleged breach thereof, shall upon the request of the Executive, be submitted to binding arbitration in the Commonwealth of Pennsylvania pursuant to the rules then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by the corporation, the second of whom shall be selected by the indemnified representative and the third of whom shall be selected by the other two arbitrators (or at any other place or under any other form of arbitration mutually acceptable to the Executive and the Company). Any award rendered shall be final and conclusive upon the Executive and the Company, and a judgment may be entered by the courts of the Commonwealth of Pennsylvania.

     (B) If the Executive is successful, in whole or in part, in enforcing his rights under the Agreement, the Company shall pay reasonable attorney fees and costs incurred by the Executive in enforcing such rights. The expenses of arbitration, other than attorney fees and costs incurred by the Executive
(unless  the  Executive  is  successful),  shall  be  paid  by  the  Company.

7.6     SECTION  HEADINGS,  CONSTRUCTION

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

7.7     SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provisions of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.8     ASSIGNMENT

     (A) The Executive's and his beneficiary's rights and interest hereunder shall not be assignable (in law or equity) or subject to any manner of alienation, sale, transfer, claims of creditors, pledge, attachment, garnishment, levy, execution, or encumbrances of any kind, and any attempt to do so shall be void.

     (B) Any assignment of the Company's responsibilities and liability hereunder shall not relieve the Company of its responsibilities and liability hereunder.

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7.9.     WITHHOLDING

     All amounts payable hereunder shall be subject to withholding for taxes (federal, state, and local) to the extent required by applicable law.

7.10     WAIVERS

     The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed to be a waiver of such provision. Any waiver of any provision of this Agreement shall not be deemed to be a waiver of any other provision, and any waiver of default in any provision of this Agreement shall not be deemed to be a waiver of any later default.

7.11     COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Company:                         EXECUTIVE:

By:______________________________     By:________________________________


44915.6


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